UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  07/08/2009

Air Transport Services Group, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-50368

DE	26-1631624
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

145 Hunter Drive, Wilmington, OH 45177
(Address of principal executive offices, including zip code)

(937) 382-5591
(Registrant’s telephone number, including area code)

ABX Holdings, Inc.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.    Termination of a Material Definitive Agreement

On June 1, 2009, ABX Air, Inc. ("ABX"), a wholly owned subsidiary of Air Transport Services Group, Inc. ("ATSG"), entered into an agreement (the "Lease Assumption and Option Agreement") with DHL Network Operations (USA), Inc. ("DHL") pursuant to which DHL has assumed financial responsibility for the capital leases associated with five Boeing 767 aircraft that ABX is currently operating on behalf of DHL under the ACMI Service Agreement between the parties, dated August 15, 2003 (the "ACMI Agreement"), and (ii) has the option to lease up to four Boeing 767-200 freighter aircraft from ABX.

Further to the Lease Assumption and Option Agreement, ABX entered into an Early Termination and Membership Interest Purchase Agreement, dated July 8, 2009, with Mitsui & Co., Ltd. ("Mitsui"), Tomair, LLC ("Tomair"), Wells Fargo Bank Northwest, N.A. ("Wells Fargo"), DHL Express (USA), Inc. (as successor to Airborne, Inc. and Airborne Express, Inc.), Wilmington Air Park, LLC ("WAP"), Deutsche Post AG and Miyabi Aircraft Leasing, Inc., an affiliate of Mitsui ("Miyabi"), pursuant to which: (i) WAP, which held a 75% membership interest in Tomair, acquired Miyabi's 25% membership interest in Tomair, (ii) Miyabi resigned as manager of Tomair, and (iii) WAP satisfied the financing obligations for three Boeing 767 aircraft (the "Aircraft") between Mitsui, as lessor, and Wells Fargo, as lessee and owner trustee on behalf of Tomair, that ABX was leasing from Wells Fargo on a capitalized basis and operating on behalf of DHL under the ACMI Agreement.

Thereafter, ABX and Wells Fargo entered into an Agreement for Aircraft Lease Early Termination and Replacement Lease, dated July 9, 2009, pursuant to which the parties terminated the lease for the Aircraft, dated August 21, 2001, and agreed to enter into a new operating lease for the Aircraft.   On that same date, Wells Fargo and ABX also entered into the new operating lease, pursuant to which ABX will continue to operate the Aircraft for DHL under the ACMI Agreement. The term of the new operating lease expires on August 15, 2010, although DHL may terminate the lease of one or more of the Aircraft at any time upon thirty days notice. The costs incurred under the new operating lease are to be reimbursed by DHL under the terms of the ACMI Agreement.

The early termination of the capital lease and cancellation of the financing obligations associated with the Aircraft reduces ATSG's debt and net aircraft values. As of March 31, 2009, ATSG's balance sheet reflected $29.0 million of debt and $12.9 million of net carrying value related to the capital leases for the Aircraft.

ABX is also a party to several other agreements with DHL, including the ACMI Agreement with DHL Network Operations (USA), Inc., and a Hub and Line-Haul Services Agreement with DHL Express (USA), Inc., both of which are dated August 15, 2003. Under the ACMI Agreement, ABX Air provides air cargo transportation services to DHL on a cost plus basis. Under the Hub and Line-Haul Services Agreement (which will terminate on August 15, 2009), ABX Air provides staff to conduct package handling, package sorting and airport facilities and equipment maintenance services for DHL, also on a cost plus basis. In addition, ABX and DPWN Holdings (USA), Inc. are parties to a Severance and Retention Agreement, dated August 15, 2008, which specifies employee severance, retention and other benefits that DHL reimburses to ABX Air for payment to its employees that are displaced in conjunction with DHL's U.S. restructuring plan. Copies of the ACMI Agreement and Hub and Line-Haul Services Agreement, together with amendments, and the Severance and Retention Agreement have been filed with the SEC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Air Transport Services Group, Inc.

Date: July 14, 2009	By:	/s/ W. Joseph Payne
W. Joseph Payne
Sr. VP, Corporate General Counsel & Secretary